Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

276-632-2133

For immediate release: February 24, 2006

VF Corporation Veteran David Sweet Joins Hooker Board

Martinsville, Va.: David Sweet, a retired executive with VF Corporation with expertise in supply chain management, operations and branded consumer products retailing is joining the board of directors of Hooker Furniture Corporation (Nasdaq-CM:HOFT) effective March 1, 2006.

Sweet, who was with VF Corp. for over 25 years, was most recently vice president-retail of VF’s The North Face (TNF) outdoor products retail division. Prior to holding the retailing position, he was vice president-operations at TNF, involved in supply chain management, forecasting, production planning, product sourcing and distribution.

“We are very excited to have David join our board of directors, and believe his expertise will help us in areas we are focused on right now such as supply chain management and operations,” said Paul B. Toms Jr., chairman and chief executive officer. “His skill sets will enhance our board.”

Toms noted that Sweet’s executive leadership in numerous divisions of VF Corp. will be relevant to Hooker’s operations since VF also is a consumer products company with international scope. Sweet served as a member of the senior management team for VF Outdoor-Europe in the early part of this decade and was director of international development and acquisitions immediately prior to his European stint.

Sweet will serve on the corporate governance and audit committees of the board.

He and his wife Kathleen have two children and make their home in Martinsville.

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2004 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are retailers of residential home furnishings who are broadly dispersed throughout North America. Major furniture categories include wall and entertainment units, office, dining, occasional, bedroom and upholstered leather furniture for the home. With approximately 1,400 employees, the Company operates manufacturing plants, distribution centers and warehouses, showrooms and a corporate office in Virginia and North Carolina. Please visit us at www.hookerfurniture.com.

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